Exhibit 3.1

ChargePoint Holdings, Inc.
Amended and Restated Bylaws
(amended and restated on September 5, 2024)

Table of Contents
Page
1.1.    Registered Office    1
1.2.    Additional Offices    1
1.3.    Place of Meetings    1
1.4.    Annual Meeting    1
1.5.    Special Meetings    1
1.6.    Notice of Meetings    1
1.7.    Voting List    2
1.8.    Quorum    2
1.9.    Adjournments    2
1.10.    Voting and Proxies    3
1.11.    Action at Meeting    4
1.12.    Nomination of Directors.    4
1.13.    Notice of Business at Annual Meetings.    13
1.14.    Conduct of Meetings.    16
Article II Directors    17
2.1.    General Powers    17
2.2.    Number, Election and Qualification, Eligibility    17
2.3.    Chair of the Board; Vice Chair of the Board    17
2.4.    Classes of Directors    17
2.5.    Terms of Office    18
2.6.    Quorum    18
2.7.    Action at Meeting    18
2.8.    Removal    18
2.9.    Newly Created Directorships and Vacancies    18
2.10.    Resignation    19
2.11.    Regular Meetings    19
2.12.    Special Meetings    19
2.13.    Notice of Special Meetings    19
2.14.    Meetings by Conference Communications Equipment    19
2.15.    Action by Consent    19
2.16.    Committees    19
2.17.    Compensation of Directors    20
Article III Officers    20
3.1.    Titles    20
3.2.    Appointment    20
3.3.    Qualification    20
3.4.    Tenure    21
3.5.    Removal; Resignation    21
3.6.    Vacancies    21
3.7.    President; Chief Executive Officer    21
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3.8.    Chief Financial Officer    21
3.9.    Vice Presidents    21
3.10.    Secretary and Assistant Secretaries    21
3.11.    Salaries    22
3.12.    Delegation of Authority    22
3.13.    Execution of Contracts    22
Article IV Capital Stock    22
4.1.    Issuance of Stock    22
4.2.    Stock Certificates; Uncertificated Shares    22
4.3.    Transfers    23
4.4.    Lost, Stolen or Destroyed Certificates    23
4.5.    Record Date    23
4.6.    Regulations    24
4.7.    Dividends    24
Article V General Provisions    24
5.1.    Fiscal Year    24
5.2.    Corporate Seal    24
5.3.    Notice.    24
5.4.    Waiver of Notice    26
5.5.    Voting of Securities    26
5.6.    Evidence of Authority    27
5.7.    Severability    27
5.8.    Pronouns    27
5.9.    Electronic Transmission    27
5.10.    Inconsistent Provisions    27
5.11.    Section Headings    27
Article VI Amendments    27
Article VII Indemnification and Advancement    27
7.1.    Right to Indemnification    27
7.2.    Right to Advancement of Expenses    28
7.3.    Right of Indemnitee to Bring Suit    28
7.4.    Non-Exclusivity of Rights    29
7.5.    Insurance    29
7.6.    Indemnification of Other Persons    29
7.7.    Amendments    29
7.8.    Certain Definitions    29
7.9.    Contract Rights    30
7.10.    Severability    30

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Article I
Stockholders
1.1.    Registered Office. The registered office of ChargePoint Holdings, Inc. (the “Corporation”) shall be as set forth in the Corporation’s Second Amended and Restated Certificate of Incorporation then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”).
1.2.    Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
1.3.    Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board or the Chair of the Board or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
1.4.    Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board or the Chair of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Amended and Restated Bylaws (the “Bylaws”), the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
1.5.    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Whole Board or the Chair of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
1.6.    Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) calendar days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL. Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public disclosure (as defined below) given before the date previously scheduled for such meeting.
1.7.    Voting List. The Corporation shall prepare, at least ten (10) calendar days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) calendar days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) calendar day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) calendar days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
1.8.    Quorum. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.9.    Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chair of the meeting or by the stockholders present or represented at the meeting and entitled to vote thereon, even though less than a quorum. Notice need not be given of any such adjourned or recessed meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person or represented by proxy and vote at such adjourned or recessed meeting, are (i) announced at the meeting at which the adjournment or recess is taken, (ii) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these Bylaws. If the adjournment is for more than thirty (30) calendar days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
1.10.    Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation, unless otherwise provided by law. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three (3) years from the date of its execution, unless the proxy expressly provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Any stockholder directly or indirectly soliciting proxies from other stockholders may use any proxy card color other than white, which shall be reserved for exclusive use of the Board. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
(i)    A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
1.11.    Action at Meeting. When a quorum is present or represented at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, the certificate of designation with respect to the Corporation’s preferred stock, par value $.0001 (“Preferred Stock”) or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot, unless required by the Certificate of Incorporation or applicable law.
1.12.    Nomination of Directors.
(a)    Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.12 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any authorized committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.12(b), (y) is a stockholder of record on the date of the giving of such notice through the time of the meeting and (z) is entitled to vote at such meeting.
(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows:
(i)    in the case of an election of directors at an annual meeting of stockholders, not earlier than the Close of Business on the one hundred and twentieth (120th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting nor later than the Close of Business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) calendar days, or delayed by more than sixty (60) calendar days, from the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the Close of Business on the one hundred and twentieth (120th) calendar day prior to such annual meeting and not later than the Close of Business on the later of (A) the ninetieth (90th) calendar day prior to such annual meeting and (B) the tenth (10th) calendar day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or
(ii)    in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer has determined, in accordance with Section 1.5, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chair of the Board, or the Chief Executive Officer as the case may be, has determined will be filled at such special meeting, not earlier than the Close of Business on the one hundred and twentieth (120th) calendar day prior to such special meeting and not later than the Close of Business on the later of (x) the ninetieth (90th) calendar day prior to such special meeting and (y) the tenth (10th) calendar day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.
In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. The number of nominees a stockholder may nominate for election at a meeting of stockholders shall not exceed the number of directors to be elected at such meeting. Notwithstanding anything in this Section 1.12(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 1.12(b) shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the Close of Business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.
The stockholder’s notice to the Secretary shall set forth:
(A)    as to each proposed nominee
(1)    such person’s name, age, business address and, if known, residence address;
(2)    such person’s principal occupation or employment (present and for the past five (5) years);
(3)    a written representation and agreement completed by such proposed nominee in the form required by the Corporation (which form such stockholder giving the notice shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) calendar days after receiving such request) providing that such proposed nominee:
(I)    is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law;
(II)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Corporation that has not been disclosed to the Corporation;
(III)    will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such proposed nominee within five (5) Business Days after the Secretary receives any written request therefor from such proposed nominee), and all applicable fiduciary duties under state law;
(IV)    consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting;
(V)    intends to serve a full term as a director of the Corporation, if elected; and
(VI)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;
(4)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three (3) years, and any other material relationships, between or among the proposed nominee or any of such proposed nominee’s associates (as defined below), on the one hand, and any stockholder giving the notice or any Stockholder Associated Person (as defined below), on the other hand, including all information that would be required to be disclosed pursuant to federal and state securities laws, including Item 404 of Regulation S-K under the Securities Act of 1933 if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant;
(5)    a description of any business or personal interests that would reasonably be expected to place such proposed nominee in a potential conflict of interest with the Corporation or any of its subsidiaries; and
(6)    any other information concerning such person that must be disclosed as to nominees in proxy solicitations for election of directors in a contested election pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(B)    as to the stockholder giving the notice and each Stockholder Associated Person
(1)    the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person;
(2)    the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record (specifying the type of ownership), by such stockholder, such beneficial owner and any Stockholder Associated Person (provided, however, that for purposes of this Section 1.12(b), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership of at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;
(3)    the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such stockholder, such beneficial owner or any Stockholder Associated Person and any pledge by such stockholder, such beneficial owner or any Stockholder Associated Person with respect to any of such securities;
(4)    a description of all agreements, arrangements or understandings, written or oral, (I) between or among such stockholder, such beneficial owner and any of the Stockholder Associated Persons or (II) between or among such stockholder, such beneficial owner or any Stockholder Associated Person and any other person or entity (naming such person or entity), in each case, relating to the Corporation or its securities or the voting thereof, including any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person, directly or indirectly, has a right to vote or has granted a right to vote any shares of any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with the proxy rules (or any successor provision) promulgated under the Exchange Act by way of a solicitation statement filed on Schedule 14A);
(5)    any substantial interest, direct or indirect legal, (including any existing or prospective commercial, business or contractual relationship with the Corporation) of such stockholder or beneficial owner and any Stockholder Associated Person in the Corporation or any affiliate (as defined below) thereof or in the nomination or business to be brought before the meeting by such stockholder, other than an interest arising from the ownership of Corporation securities where such stockholder, such beneficial owner or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(6)    any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or beneficial owner and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;
(7)    any proportionate interest in shares of the Corporation or Derivative Instruments (as defined below) held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which such stockholder, beneficial owner and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns any interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity;
(8)    a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of stock of the Corporation (any of the foregoing, a “Derivative Instrument”);
(9)    any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of the business proposed by such stockholder, if any, or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(10)    a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and that such stockholder intends to appear in person or cause a Qualified Representative (as defined below) of such stockholder to appear in person at the meeting to propose such business or nomination;
(11)    a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) which intends to (I) solicit proxies in support of the election of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act or (II) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any proposed nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and
(12)    a certification that such stockholder, beneficial owner and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation.
Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.12 are hereinafter referred to as a “Nominee Solicitation Statement.” The disclosures required in the foregoing subclauses (B)(1) through (B)(12) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder of record giving the notice solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such person or entity, an “Exempt Party”).
(c)    Not later than (x) ten (10) calendar days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(6) and (B)(1)-(12) shall be supplemented, if necessary, by the stockholder giving the notice such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of such record date and (y) eight (8) Business Days prior to the meeting (or any adjournment, postponement or rescheduling thereof), the information required by Items (A)(1)-(6) and (B)(1)-(12) of the prior sentence shall be supplemented, if necessary, by the stockholder giving notice such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of ten (10) Business Days prior to the meeting (or any adjournment, postponement or rescheduling thereof), and such update shall be made only to the extent that information has changed since such stockholder’s prior submission and clearly identify the information that has changed in any material respect since such stockholder’s prior submission. Notwithstanding the foregoing, if the stockholder giving the notice no longer plans to solicit holders of shares of the Corporation in accordance with its representation pursuant to Section 1.12(b)(ii)(B)(11), such stockholder shall inform the Corporation of this change by delivering a writing to the Secretary at the principal executive offices of the Corporation no later than two (2) Business Days after the occurrence of such change. For the avoidance of doubt, the obligation to update as set forth in the immediately preceding sentence shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under the Bylaws or enable or be deemed to permit a stockholder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees. If a stockholder fails to provide any required written update, the information as to which such written update relates may be deemed not to have been provided in accordance with the Bylaws.
(d)    In addition, to be effective, the stockholder’s notice must be accompanied by a written questionnaire in the form required by the Corporation with respect to the background and qualification of such proposed nominee (which form such stockholder shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) calendar days after receiving such request) and the written consent of the proposed nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders.
(e)    In addition to the information required pursuant to the foregoing provisions of this Section 1.12, the Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of such proposed nominee to serve as a director of the Corporation or that could be material to the Board’s or a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by the stockholder giving the notice within ten (10) Business Days after it has been requested by the Corporation.
(f)    A stockholder shall not have complied with this Section 1.12 if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.12.
(g)    Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.12. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not materially misleading. Except as otherwise provided by law, the Board or the chair of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.12 (including the previous sentence of this Section 1.12(c)), and if the Board or the chair should determine that a nomination was not made in accordance with the provisions of this Section 1.12, the Board or the chair shall so declare to the meeting and such nomination shall not be brought before the meeting, and no vote shall be taken with respect to such nomination, notwithstanding that proxies with respect to such vote may have been received by the Corporation.
(h)    Except as otherwise required by law, nothing in this Section 1.12 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.
(i)    Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation.
(j)    Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if any stockholder giving notice or any Stockholder Associated Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s proposed nominee or proposed nominees (notwithstanding that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, if any stockholder giving notice or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such person shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting of stockholders, reasonable evidence that such person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(k)    Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.12; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.12 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.12 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 1.12 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(l)    For purposes of these Bylaws,
(i)    “Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act.
(ii)    “Associate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act.
(iii)    “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close.
(iv)    “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.
(v)    “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
(vi)    “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(vii)    “Qualified Representative” of the stockholder means a person authorized by a written instrument executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered by such stockholder to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.
(viii)     “Stockholder Associated Person” of any stockholder shall mean (i) any person or entity who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act), with such stockholder or such beneficial owner with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (ii) any affiliate or associate of such stockholder (other than a stockholder that is an Exempt Party) or such beneficial owner, (iii) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such stockholder or such beneficial owner with respect to any proposed business or nomination, as applicable under these Bylaws, (iv) any beneficial owner of shares of stock of the Corporation owned of record by such stockholder (other than such stockholder that is an Exempt Party), and (v) any proposed nominee.
1.13.    Notice of Business at Annual Meetings.
(a)    At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.12 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.13(b), (y) be a stockholder of record on the date of the giving of such notice through the time of the meeting, and (z) be entitled to vote at such annual meeting.
(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices the Corporation not earlier than the Close of Business on the one hundred and twentieth (120th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting nor later than the Close of Business on the ninetieth (90th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) calendar days, or delayed by more than sixty (60) calendar days, from the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the Close of Business on the one hundred and twentieth (120th) calendar day prior to such annual meeting and not later than the Close of Business on the later of (A) the ninetieth (90th) calendar day prior to such annual meeting and (B) the tenth (10th) calendar day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice. For the avoidance of doubt, a stockholder shall not be entitled to make an additional notice or substitute the notice following the expiration of the time periods set forth in these Bylaws.
The stockholder’s notice to the Secretary shall set forth:
(A)    as to each matter the stockholder proposes to bring before the annual meeting (1) a reasonably brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting; and

(B)    the information required by subclause (1) through (12) of Section 1.12(b), mutatis mutandis, for the avoidance of doubt, a bylaw referring to a proposed nominee shall be read as referring to a business proposal and a bylaw referring to the election of directors shall be read as referring to a business proposal.
Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.13 are hereinafter referred to as a “Business Solicitation Statement.”
Not later than (x) ten (10) calendar days after the record date for determining stockholders entitled to notice of the meeting, the information required by clauses (A) and (B) above shall be supplemented, if necessary, by the stockholder giving the notice such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of such record date and (y) eight (8) Business Days prior to the meeting (or any adjournment, postponement or rescheduling thereof), the information required by clauses (A) and (B) above shall be supplemented, if necessary, by the stockholder giving the notice such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of ten (10) Business Days prior to the meeting (or any adjournment, postponement or rescheduling thereof), and such update shall (I) be made only to the extent that information has changed since such stockholder’s prior submission and (II) clearly identify the information that has changed in any material respect since such stockholder’s prior submission. For the avoidance of doubt, the obligation to update as set forth in the immediately preceding sentence shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under the Bylaws or enable or be deemed to permit a stockholder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees. If a stockholder fails to provide any required written update, the information as to which such written update relates may be deemed not to have been provided in accordance with the Bylaws. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.13; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.13. A stockholder shall not have complied with this Section 1.13 if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.13.
(c)    Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.13. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not materially misleading. Except as otherwise provided by law, the Board or the chair of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.13 (including the previous sentence of this Section 1.13(c)), and if the Board or the chair should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.13, the chair shall so declare to the meeting and such business shall not be brought before the annual meeting, and no vote shall be taken with respect to such business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.
(d)    Except as otherwise required by law, nothing in this Section 1.13 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.
(e)    Notwithstanding the foregoing provisions of this Section 1.13, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.
(f)    Notwithstanding the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.13 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.13 shall be the exclusive means for a stockholder to submit business (other than, as provided in the penultimate sentence of (b), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.13 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.
1.14.    Conduct of Meetings.
(a)    Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in the Chair’s absence by the Vice Chair of the Board, if any, or in the Vice Chair’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chair designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chair of the meeting may appoint any person to act as secretary of the meeting.

(b)    The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) removal of any stockholder or any individual who refuses to comply with meeting rules, regulations or procedures; (vii) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (viii) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; and (ix) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(c)    The chair of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
(d)    The chair of a meeting, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, shall determine and declare to the meeting that a matter of business was not properly brought before the meeting, and, if the chair of the meeting (or the Board in advance of any meeting) should so determine, the chair of the meeting (or the Board) shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered.
(e)    In advance of any meeting of stockholders, the Board, the Chair of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.
Article II
Directors
2.1.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.
2.2.    Number, Election and Qualification, Eligibility. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. Any person shall not be eligible for election as a director unless such person has, within ten (10) calendar days following any reasonable request therefor from the Board of Directors or any committee thereof, made himself or herself available to be interviewed by the Board of Directors (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director and any other matter reasonably relating to such person’s candidacy or service as a director.
2.3.    Chair of the Board; Vice Chair of the Board. The Board may appoint from its members a Chair of the Board and a Vice Chair of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chair of the Board, such Chair shall perform such duties and possess such powers as are assigned by the Board and, if the Chair of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chair of the Board, such Vice Chair shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chair of the Board or, in the Chair’s absence, the Vice Chair of the Board, if any, shall preside at all meetings of the Board.
2.4.    Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three (3) classes, designated: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the Whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

2.5.    Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, and except as set forth in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third (3rd) annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.
2.6.    Quorum. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the Whole Board shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
2.7.    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.
2.8.    Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation and applicable law.
2.9.    Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Board is authorized to assign members of the Board already in office to their respective class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.
2.10.    Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
2.11.    Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
2.12.    Special Meetings. Special meetings of the Board may be held at any time and place designated by the Chair of the Board, the Chief Executive Officer, the President, two (2) or more directors, or by one director in the event that there is only a single director in office.
2.13.    Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chair of the Board, the Chief Executive Officer or the Board. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission (including email), or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting, or (d) on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.
2.14.    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
2.15.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.16.    Committees. The Board may by resolution passed by a majority of the Whole Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the

Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
2.17.    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service. The Board shall also have the power and discretion to provide for and pay fair compensation for rendering services to the Corporation not ordinarily rendered by directors.
Article III
Officers
3.1.    Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.
3.2.    Appointment. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation.
3.3.    Qualification. No officer need be a stockholder. Any two (2) or more offices may be held by the same person.
3.4.    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified by the Board, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
3.5.    Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign only by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
3.6.    Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.
3.7.    President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.
3.8.    Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.
3.9.    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.
3.10.    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chair of the meeting shall designate a temporary secretary to keep a record of the meeting.
3.11.    Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.
3.12.    Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
3.13.    Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.
Article IV
Capital Stock
4.1.    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.
4.2.    Stock Certificates; Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
4.3.    Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
4.4.    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.
4.5.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) calendar days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the Close of Business on the day next preceding the day on which notice is given, or, if notice is waived, at the Close of Business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) calendar days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the Close of Business on the day on which the Board adopts the resolution relating thereto.
4.6.    Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.
4.7.    Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.
Article V
General Provisions
5.1.    Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first (1st) day of February of each year and end on the last day of January in each year.
5.2.    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.
5.3.    Notice.
(a)    Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)    Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)    Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the

Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) calendar days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(d)    Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two (2) consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two (2) consecutive annual meetings, or (2) all, and at least two (2) payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12) month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
5.4.    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting (in person or by remote communication) shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
5.5.    Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, and exercise, on behalf of the Corporation, any and all rights and powers incident to the ownership of the securities of any other entity which may be held by this Corporation.
5.6.    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
5.7.    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
5.8.    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
5.9.    Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
5.10.    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
5.11.    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Article VI
Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Whole Board or by the stockholders as expressly provided in the Certificate of Incorporation.
Article VII
Indemnification and Advancement
7.1.    Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 7.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
7.2.    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VII or otherwise.
7.3.    Right of Indemnitee to Bring Suit. If a claim under Section 7.1 or Section 7.2 is not paid in full by the Corporation within sixty (60) calendar days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
7.4.    Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
7.5.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
7.6.    Indemnification of Other Persons. This Article VII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VII.

7.7.    Amendments. Any repeal or amendment of this Article VII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VII shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.
7.8.    Certain Definitions. For purposes of this Article VII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” for purposes of Section 145 of the DGCL.
7.9.    Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
7.10.    Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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